Exhibit 99.1

CENDANT REPORTS RESULTS FOR FOURTH QUARTER
AND FULL YEAR 2005

4Q 2005 Revenue Increased 7% to $4.3 Billion versus $4.0 Billion in 4Q 2004

4Q 2005 EPS from Continuing Operations was a Loss of $0.04

4Q 2005 EPS from Continuing Operations as Adjusted for Specified Items was $0.23, In Line with Most Recent Projection

4Q 2005 Net Cash Provided by Operating Activities was $773 Million
and Free Cash Flow was $445 Million

Full Year 2005 Revenue Increased 9% to $18.2 Billion
versus $16.7 Billion In 2004

Full Year 2005 EPS from Continuing Operations was $0.82

Full Year 2005 EPS from Continuing Operations
as Adjusted for Specified Items was $1.28

Full Year 2005 Net Cash Provided by Operating Activities was $3.3 Billion
and Free Cash Flow was $2.0 Billion

Company Updates 2006 Projections

New York, February 13, 2006 – Cendant Corporation (NYSE: CD) today reported results for fourth quarter and full year 2005.

For fourth quarter 2005, revenue totaled $4.3 billion, an increase of 7% over fourth quarter 2004, reflecting growth in the Company’s core real estate and travel services businesses. EPS from Continuing Operations was a loss of $0.04 (a profit of $0.23 as adjusted for specified items, which was in line with the Company’s most recent projection). The loss from operations in the fourth quarter reflects the impact of the previously disclosed impairment charge related to lower than previously forecasted results in the Company’s Travel Distribution Services businesses. (For a more detailed explanation see Other Items.) Net Income increased to $537 million, versus $357 million in fourth quarter 2004.

For full year 2005, revenue totaled $18.2 billion, an increase of 9% over 2004. Reported EPS from Continuing Operations was $0.82 ($1.28 as adjusted for specified items). Net Income was $1.3 billion.

Cendant’s President and Chief Financial Officer, Ronald L. Nelson, stated: “During 2005, we continued to strengthen our businesses’ leading positions in the residential real estate, hospitality, travel distribution and vehicle rental markets that they serve. Each of our business segments individually generated organic revenue growth for the full year and, in total, our core reportable segments generated organic revenue growth of 5% for the fourth quarter and 8% for the full year. In addition, during 2005 we generated over $2 billion in free cash flow, and we returned over $2.5 billion in value to our shareholders, including over 70% of our free cash flow and the spin-off of PHH Corporation.”

With respect to Cendant’s plan to separate the Company into four independent, publicly traded, pure play companies, Mr. Nelson further commented: “We are now in the execution phase and remain on track to complete the spin-offs of Real Estate Services and Hospitality in the second and third quarters of 2006, respectively, and the separation of Travel Distribution from Vehicle Services in October 2006.”

Reconciliation to Previous EPS Guidance
The following table presents a reconciliation of actual EPS from Continuing Operations to the Company’s estimated outlook as of December 13, 2005:

	Q4 2005	Full Year 2005
Reported EPS from Continuing Operations	($0.04)	$0.82
Adjusted for:
First quarter 2005 restructuring and transaction-related charges	—	0.03
Separation costs	0.01	0.01
Impairment of intangible assets	0.25	0.24
Valuation charge associated with PHH spin-off	—	0.17
Arbitration interest expense	0.01	0.01

Estimated EPS as of December 13, 2005	$0.23	$1.28

Fourth Quarter 2005 Results of Core Operating Segments
The following discussion of operating results focuses on revenue and EBITDA for each of our core operating segments. Revenue and EBITDA are expressed in millions.

Real Estate Services
(Consisting of the Company’s real estate franchise brands, brokerage operations, relocation services and settlement services businesses)

	2005	2004	% change

Revenue	$1,620	$1,572	3%

EBITDA	$221	$238	(7%)

Revenue increased due to growth in our real estate franchise and NRT real estate brokerage businesses, principally driven by increases in home prices and by tuck-in acquisitions at NRT. Home prices increased 12% at real estate franchise and 10% at NRT. These increases were partially offset by a 5% decline in closed sides at both real estate franchise and NRT, reflecting the expected moderation of the residential real estate market, particularly in certain markets where NRT is concentrated such as the

East and West coasts. EBITDA declined due primarily to higher fixed costs at NRT in the seasonally slow fourth quarter.

Hospitality Services
(Consisting of the Company’s franchised lodging brands, hotel management, timeshare exchange and vacation rental businesses)

	2005	2004	% change

Revenue	$361	$324	11%

EBITDA	$80	$83	(4%)

Revenue increased primarily due to growth in our lodging and RCI timeshare exchange businesses. The largest contributor to revenue growth was the inclusion of approximately $30 million of revenue associated with the acquisition of Wyndham International, of which approximately $25 million had no impact on EBITDA because it related to reimbursable expenses. Lodging revenue was also positively impacted by an 11% improvement in RevPAR, excluding Wyndham and Ramada International. Revenue from RCI increased 8% primarily as a result of increased rental activity and RCI points transaction volume. Partially offsetting these revenue increases was a decline at our European Vacation Rental business, which experienced slow booking patterns in the soft European travel marketplace. EBITDA was negatively impacted primarily by a previously announced $16 million charge incurred to combine the operations of RCI and the Vacation Rental Group to form the Vacation Network Group.

Timeshare Resorts
(Consisting of the Company’s timeshare sales and development businesses)

	2005	2004	% change

Revenue	$447	$389	15%

EBITDA	$96	$73	32%

Revenue and EBITDA increased primarily due to 6% growth in tour volume and a 14% increase in revenue per guest. The increase in tour flow resulted from the reorganization of the sales and marketing organizations and the benefit of diversified tour mix. Sales efficiency improvement resulted from improved yield management of product inventory, mix of tour types and pricing, particularly at some of our premium destinations (Hawaii, Las Vegas, Orlando and Myrtle Beach). In addition, revenue and EBITDA were positively impacted by increased consumer financing income primarily due to growth in the portfolio.

Vehicle Rental
(Consisting of the Company’s car and truck rental businesses)

	2005	2004	% change

Revenue	$1,308	$1,131	16%

EBITDA	$72	$80	(10%)

Revenue increased due to growth in our domestic and international car rental operations. Car rental revenue grew 18% worldwide due to a 17% increase in rental day volume. EBITDA comparisons were negatively impacted, however, by increased fleet costs for newer vehicles and 17% growth in our car rental fleet to support increased demand. We have initiated domestic price increases to mitigate the impact of higher fleet costs and have achieved modest year-over-year increases in pricing thus far in 2006.

Travel Distribution Services
(Consisting of electronic global distribution services for the travel industry, corporate and consumer online travel services, and travel agency services)

	2005	2004	% change

Revenue	$570	$451	26%

EBITDA	$(332)	$101	N/M

Revenue increased primarily due to growth in our online travel agency and other consumer travel businesses. The acquisitions of Orbitz and Gullivers contributed to revenue and EBITDA, while the acquisition of ebookers contributed to revenue but reduced EBITDA by $10 million. On an organic basis, our online travel businesses grew gross bookings by 16% and achieved higher EBITDA margins. Revenue from GDS and Supplier Services declined 2%, as a 6% increase in global GDS segment volume was offset by decreased subscriber fee income. Despite increased revenue, EBITDA declined primarily due to a previously announced non-cash impairment charge of $425 million, pretax, ($256 million or $0.25 per share, after tax) principally associated with the Company’s online consumer travel businesses, largely ebookers, as well as severance costs of $12 million. In addition, EBITDA comparisons were negatively impacted by $10 million relating to previously disclosed benefit plan changes that reduced expenses in fourth quarter 2004.

Recent Achievements and Strategic Initiatives
During the fourth quarter, the Company made considerable progress toward its cash flow generation, share repurchase and dividend payment goals:

•
Generated Net Cash Provided by Operating Activities of $773 million and Free Cash Flow of $445 million. For full year 2005, the Company generated Net Cash Provided by Operating Activities of approximately $3.3 billion and Free Cash Flow of approximately $2.0 billion.

•
Utilized $331 million of cash for the repurchase of common stock ($270 million net of proceeds from option exercises). For full year 2005, the Company utilized $1.3 billion of cash for the repurchase of 68 million shares of its common stock ($1.1 billion net of proceeds from issuing 24 million shares in connection with option exercises).

•
Utilized $114 million of cash to pay its quarterly dividend of $0.11 per share. For full year 2005, the Company utilized $423 million of cash to pay quarterly dividends. As previously announced, Cendant’s Board of Directors has approved the payment of the Company’s first quarter 2006 dividend of $0.11 per share, after which further cash dividends will be suspended for the remainder of 2006 due to the planned separation of Cendant into four independent, publicly traded companies.

Other Items

•
Discontinued Operations – Includes income from the Company’s former Marketing Services Division and, in prior periods, results of operations of the Company’s former Jackson Hewitt, Wright Express, fleet and appraisal units, which have been disposed. The Company recorded gains on the sale of Marketing Services and Wright Express totaling $765 million in 2005 and a gain on the sale of Jackson Hewitt of $198 million in 2004.

•
Arbitration Interest Expense – On February 2, 2006, we were informed of a final award in a matter related to claims by the purchaser of a business sold by Avis Group Holdings prior to Cendant’s acquisition in 2001 of that company. The amount awarded had been fully reserved for in connection with the acquisition; however, our fourth quarter pretax results were reduced by $19 million (or $0.01 per share, after tax) to reflect interest expense that we will now be required to pay on the award amount.

•
Impairment of Intangible Asset – The Company’s initial estimate of the impairment charge discussed in its December 13, 2005 press release was based upon having completed only the first step of a multi-step valuation analysis required under GAAP. The Company has now completed the required, detailed analysis and determined that the excess value of certain Travel Distribution assets is insufficient to overcome the shortfall in other assets, principally ebookers. As a result, the impairment of intangible asset charge recorded in our Travel Distribution Services segment in fourth quarter 2005 was $425 million pretax ($256 million or $0.25 per share, after tax), which was larger than previously projected.

Outlook
Based on current trends, the 2006 revenue and EBITDA outlook for the Company’s Hospitality and Timeshare segments remains substantially unchanged from the most recent projection announced on December 13, 2005. As a result of initiatives being undertaken by new management of Cendant’s Travel Distribution division to preserve and enhance the market position of its international operations, the Company currently expects the 2006 results of that division to be around the low end of the previously projected EBITDA range of $575 — $625 million (before separation costs). The outlook for the Company’s other segments is as follows.

Real Estate Services – As a result of recent moderation in the residential real estate market, particularly in some of the markets where NRT is more heavily concentrated, the Company expects EBITDA comparisons (before separation costs) to be negative in first quarter 2006 versus first quarter 2005. The impact on Cendant’s prior first quarter 2006 EPS projection is approximately $0.03 — $0.05. The Company is taking actions to reduce costs at NRT, including consolidating offices, which should benefit results beginning in the second half of 2006. In addition, our open contracts have trended up in recent weeks, which normally indicates that home sales should improve in the next few quarters. During January 2006, average homesale prices increased in the high single digit range, year-over-year, in our franchise and brokerage businesses, continuing the national trend of uninterrupted annual price increases that, according to government statistics, has existed since at least 1950. As a result, the Company currently estimates that Real Estate Services’ revenue will increase and EBITDA (before separation costs) will be about unchanged for full year 2006 versus 2005.

Vehicle Rental – The Company has modestly reduced its first quarter 2006 outlook primarily based on the expectation that corporate price increases will not take effect until later in the year when contracts come up for renewal. The impact on Cendant’s prior first quarter 2006 EPS projection is approximately $0.01 – $0.02.

As a result of the reduced first quarter outlook for Real Estate Services and Vehicle Services, the Company now projects first quarter 2006 revenue growth from core operations of approximately 6% - 8%, an EBITDA decline from core operations (before separation costs) of 14% — 16%, and EPS from Continuing Operations of $0.11 – $0.16 (before separation costs).

For full year 2006, if Cendant had remained together, the Company’s current expectation would be for high single digit revenue growth and low single digit EBITDA growth from core operations, excluding separation costs and the fourth quarter 2005 impairment charge at Travel Distribution Services. The Company plans to outline its full year 2006 projections for the four new companies at its Annual Investor Day scheduled for March 21, 2006.

Investor Conference Call
Cendant will host a conference call to discuss the fourth quarter results on Tuesday, February 14, 2006, at 11:00 a.m. (ET). Investors may access the call live at www.cendant.com or by dialing (719) 457-2621. A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on February 14, 2006 until 8:00 p.m. (ET) on February 21, 2006 at (719) 457-0820, access code: 3428907.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com.

Forward Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements. The Company cannot provide any assurances that the contemplated separation or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The contemplated separation is subject to certain conditions precedent, including final approval by the Board of Directors of Cendant.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: risks inherent in the contemplated separation and related transactions and borrowings and costs related to the proposed transactions; distraction of the Company and its management as a result of the proposed transactions; changes in business, political and economic conditions in the United States and in other countries in which Cendant and its companies currently do business; changes in governmental regulations and policies and actions of regulatory bodies; changes in operating performance; and access to capital markets and changes in credit ratings, including those that may result from the proposed transactions. Other unknown or unpredictable factors also could have material adverse effects on Cendant’s and its companies’ performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward looking statements are specified in Cendant’s 10-Q for the quarter ended September 30, 2005, including under headings such as “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 9 to this release.

Media Contact:	Investor Contacts:
Elliot Bloom	Sam Levenson
212-413-1832	212-413-1834

Henry A. Diamond
212-413-1920

# # #

Tables Follow

Table 1
(page 1 of 2)

Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	Fourth Quarter
	2005	2004	% Change
Income Statement Items
Net Revenues	$4,316	$4,026	7%
Pretax Income (Loss) (A)	(119)	382	*
Income (Loss) from Continuing Operations	(39)	248	*
EPS from Continuing Operations (diluted)	(0.04)	0.23	*

Cash Flow Items
Net Cash Provided by Operating Activities	$773	$842
Free Cash Flow (B)	445	258
Payments Made for Current Period Acquisitions, Net of Cash Acquired	(277)	(1,264)
Net Debt Repayments	(869)	(134)
Net Repurchases of Common Stock	(270)	(87)
Payment of Dividends	(114)	(96)

	As of	As of
	December 31, 2005	December 31, 2004
Balance Sheet Items
Total Corporate Debt	$3,936	$4,330
Cash and Cash Equivalents	835	467
Total Stockholders’ Equity	11,291	12,695

Segment Results

	Fourth Quarter
	2005	2004	% Change
Net Revenues
Real Estate Services	$1,620	$1,572	3%

Hospitality Services	361	324	11%
Timeshare Resorts	447	389	15%
Vehicle Rental (C)	1,308	1,131	16%

Total Travel Content	2,116	1,844	15%

Travel Distribution Services	570	451	26%

Total Travel	2,686	2,295	17%

Total Core Operating Segments	4,306	3,867	11%
Mortgage Services	—	156	*
Corporate and Other	10	3	*

Total Company	$4,316	$4,026	7%

EBITDA (D)
Real Estate Services	$221	$238	(7%)

Hospitality Services	80	83	(4%)
Timeshare Resorts	96	73	32%
Vehicle Rental	72	80	(10%)

Total Travel Content	248	236	5%

Travel Distribution Services (E)	(332)	101	*

Total Travel	(84)	337	*

Total Core Operating Segments	137	575	*
Mortgage Services	—	9	*
Corporate and Other	(38)	8	*

Total Company	$99	$592	*

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$99	$592
Less: Non-program related depreciation and amortization	136	141
Non-program related interest expense, net	71	66
Amortization of pendings and listings	11	3

Pretax Income (Loss) (A)	$(119)	$382	*

*	Not meaningful.
(A)
Referred to as “Income (loss) before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2. See Table 2 for a reconciliation of Pretax Income (Loss) to Net Income.

(B)	See Table 9 for a description of Free Cash Flow and Table 8 for the underlying calculations.
(C)
For comparability purposes, 2004 revenue has been grossed-up by $70 million to reflect a change in accounting presentation adopted during fourth quarter 2005 to be consistent with industry competitors. This change had no impact on EBITDA.

(D)	See Table 9 for a description of EBITDA.
(E)	The 2005 amount includes a $425 million non-cash impairment charge principally associated with our online consumer travel businesses.

Table 1
(page 2 of 2)

Cendant Corporation and Subsidiaries
SUMMARY DATA SHEET
(Dollars in millions, except per share data)

	Full Year
	2005	2004	% Change
Income Statement Items
Net Revenues	$18,236	$16,689	9%
Pretax Income (A)	1,346	2,047	*
Income from Continuing Operations	869	1,365	*
EPS from Continuing Operations (diluted)	0.82	1.28	*

Cash Flow Items
Net Cash Provided by Operating Activities	$3,314	$3,613
Free Cash Flow (B)	2,026	1,613
Payments Made for Current Period Acquisitions, Net of Cash Acquired	(1,947)	(1,592)
Net Debt Repayments	(399)	(1,445)
Issuance of Common Stock in Connection with the Upper DECS	—	863
Net Repurchases of Common Stock	(1,060)	(756)
Payment of Dividends	(423)	(333)

	As of	As of
	December 31, 2005	December 31, 2004
Balance Sheet Items
Total Corporate Debt	$3,936	$4,330
Cash and Cash Equivalents	835	467
Total Stockholders’ Equity	11,291	12,695

Segment Results

	Full Year
	2005	2004	% Change
Net Revenues
Real Estate Services	$7,141	$6,552	9%

Hospitality Services	1,527	1,340	14%
Timeshare Resorts	1,735	1,544	12%
Vehicle Rental (C)	5,316	4,708	13%

Total Travel Content	8,578	7,592	13%

Travel Distribution Services	2,429	1,788	36%

Total Travel	11,007	9,380	17%

Total Core Operating Segments	18,148	15,932	14%
Mortgage Services	46	700	*
Corporate and Other	42	57	*

Total Company	$18,236	$16,689	9%

EBITDA (D)
Real Estate Services	$1,184	$1,131	5%

Hospitality Services	449	460	(2%)
Timeshare Resorts	289	254	14%
Vehicle Rental	439	467	(6%)

Total Travel Content	1,177	1,181	—

Travel Distribution Services (E)	100	466	*

Total Travel	1,277	1,647	*

Total Core Operating Segments	2,461	2,778	*
Mortgage Services (F)	(181)	97	*
Corporate and Other	(175)	(66)	*

Total Company	$2,105	$2,809	*

Reconciliation of EBITDA to Pretax Income
Total Company EBITDA	$2,105	$2,809
Less: Non-program related depreciation and amortization	547	483
Non-program related interest expense, net	189	245
Early extinguishment of debt	—	18
Amortization of pendings and listings	23	16

Pretax Income (A)	$1,346	$2,047	*

*	Not meaningful.
(A)
Referred to as “Income before income taxes and minority interest” on the Consolidated Condensed Statements of Income presented on Table 2. See Table 2 for a reconciliation of Pretax Income to Net Income.

(B)	See Table 9 for a description of Free Cash Flow and Table 8 for the underlying calculations.
(C)
For comparability purposes, 2004 revenue has been grossed-up by $285 million to reflect a change in accounting presentation adopted during fourth quarter 2005 to be consistent with industry competitors. This change had no impact on EBITDA.

(D)	See Table 9 for a description of EBITDA.
(E)	The 2005 amount includes a $425 million non-cash impairment charge principally associated with our online consumer travel businesses.
(F)	The 2005 amount includes a $180 million non-cash valuation charge associated with the PHH spin-off.

Table 2

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004 (*)	2005	2004 (*)
Revenues
Service fees and membership, net	$3,002	$2,888	$12,865	$11,907
Vehicle-related	1,308	1,131	5,316	4,708
Other	6	7	55	74

Net revenues	4,316	4,026	18,236	16,689

Expenses
Operating	2,569	2,444	10,684	9,888
Vehicle depreciation, lease charges and interest, net	422	295	1,547	1,232
Marketing and reservation	386	357	1,712	1,477
General and administrative	398	330	1,485	1,279
Non-program related depreciation and amortization	136	141	547	483
Non-program related interest, net:
Interest expense, net	71	66	189	245
Early extinguishment of debt	—	—	—	18
Acquisition and integration related costs:
Amortization of pendings and listings	11	3	23	16
Other	3	8	32	4
Restructuring and transaction-related charges (credits)	(2)	—	50	—
Separation costs	16	—	16	—
Impairment of intangible assets	425	—	425	—
Valuation charge associated with PHH spin-off	—	—	180	—

Total expenses	4,435	3,644	16,890	14,642

Income (loss) before income taxes and minority interest	(119)	382	1,346	2,047
Provision (benefit) for income taxes	(80)	132	474	674
Minority interest, net of tax	—	2	3	8

Income (loss) from continuing operations	(39)	248	869	1,365
Income from discontinued operations, net of tax (B)	1	109	27	519
Gain (loss) on disposal of discontinued operations, net of tax:
PHH valuation and transaction-related charges	—	—	(312)	—
Gain on disposal	583	—	765	198

Income before cumulative change in accounting	545	357	1,349	2,082
Cumulative effect of accounting change, net of tax (C)	8	—	8	—

Net income	$537	$357	$1,341	$2,082

Earnings per share
Basic
Income (loss) from continuing operations	$(0.04)	$0.24	$0.84	$1.32
Income from discontinued operations	—	0.10	0.03	0.51
Gain on disposal of discontinued operations	0.58	—	0.43	0.19
Cumulative effect of accounting change, net of tax	(0.01)	—	(0.01)	—

Net income	$0.53	$0.34	$1.29	$2.02

Diluted
Income (loss) from continuing operations	$(0.04)	$0.23	$0.82	$1.28
Income from discontinued operations	—	0.10	0.02	0.49
Gain on disposal of discontinued operations	0.58	—	0.43	0.19
Cumulative effect of accounting change, net of tax	(0.01)	—	(0.01)	—

Net income	$0.53	$0.33	$1.26	$1.96

Weighted average shares outstanding
Basic	1,019	1,052	1,040	1,031
Diluted	1,019	1,079	1,060	1,064

(*)
For comparability purposes, fourth quarter 2004 vehicle-related revenues and operating expenses and full year 2004 vehicle-related revenues and operating expenses have been grossed-up by $70 million and $285 million, respectively, to reflect a change in accounting presentation adopted during fourth quarter 2005 to be consistent with industry competitors.

(B)
Includes the results of operations of (i) the Company’s Marketing Services division, through date of disposition (October 2005), (ii) the Company’s former fuel card business, Wright Express Corporation, through date of disposition (February 2005), (iii) the Company’s former fleet leasing and appraisal businesses through date of spin-off (January 2005) and (iv) in 2004, the Company’s former tax preparation business, Jackson Hewitt Tax Service Inc., through date of disposition (June 2004).

(C)	Represents a non-cash charge to reflect the cumulative effect of adopting FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” in fourth quarter 2005, as required.

Table 3
(page 1 of 2)

Cendant Corporation and Subsidiaries
ORGANIC GROWTH BY SEGMENT
(In millions)

	REVENUES
	Fourth Quarter
	2005	2004	%*
Real Estate Services (A)	$1,543	$1,568	(2%)

Hospitality Services (B)	328	323	2%
Timeshare Resorts	447	389	15%
Vehicle Rental (C)	1,299	1,131	15%

Total Travel Content	2,074	1,843	13%

Travel Distribution Services (D)	445	441	1%

Total Travel	2,519	2,284	10%

Total Core Operating Segments	$4,062	$3,852	5%

	EBITDA
	Fourth Quarter
	2005	2004	%*
Real Estate Services (A)	$211	$232	(9%)

Hospitality Services (B)	77	82	(6%)
Timeshare Resorts	96	73	30%
Vehicle Rental (C)	75	80	(7%)

Total Travel Content	248	235	5%

Travel Distribution Services (D)	93	101	(8%)

Total Travel	341	336	1%

Total Core Operating Segments	$552	$568	(3%)

Reconciliation of Organic EBITDA to Pretax Income
Pretax Income (Loss) (E)	$(119)	$382
Add: Non-program related depreciation and amortization	136	141
Non-program related interest expense, net	71	66
Amortization of pendings and listings	11	3

Total Company EBITDA	99	592
Less: Mortgage Services	—	9
Corporate and Other	(38)	8

EBITDA for Total Core Operating Segments	137	575
Adjustments to arrive at Organic EBITDA for Total Core Operating Segments	415	(7)

Organic EBITDA for Total Core Operating Segments (per above)	$552	$568

*	Amounts may not calculate due to rounding in millions.
(A)
Includes a reduction to revenue and EBITDA growth of $73 million and $4 million, respectively, primarily related to the acquisitions of significant real estate brokerage businesses during or subsequent to fourth quarter 2004.

(B)
Includes a reduction to revenue and EBITDA growth of $32 million and $2 million, respectively, primarily related to the acquisitions of Wyndham Worldwide in October 2005 and Ramada International, Inc. in December 2004.

(C)	Includes a reduction to revenue growth of $9 million and an increase in EBITDA growth of $3 million primarily related to the acquisition of a Budget franchisee in October 2005.
(D)
Includes a reduction to revenue growth of $115 million and an increase in EBITDA growth of $425 million. The reduction in revenue growth primarily relates to the acquisitions of Orbitz, Inc. in November 2004, ebookers plc in February 2005 and Gullivers Travel Associates in April 2005, partially offset by the transfer of the Company’s membership travel business to the discontinued Marketing Services division. The increase in EBITDA growth reflects an adjustment for the $425 million non-cash impairment charge principally associated with our online travel consumer businesses.

(E)	See Table 2 for a reconciliation of Pretax Income (Loss) to Net Income.

Table 3
(page 2 of 2)

Cendant Corporation and Subsidiaries
ORGANIC GROWTH BY SEGMENT
(In millions)

	REVENUES
	Full Year
	2005	2004	%*
Real Estate Services (A)	$6,889	$6,529	6%
Hospitality Services (B)	1,414	1,340	6%
Timeshare Resorts (C)	1,735	1,538	13%
Vehicle Rental (D)	5,307	4,708	13%

Total Travel Content	8,456	7,586	11%
Travel Distribution Services (E)	1,772	1,733	2%

Total Travel	10,228	9,319	10%

Total Core Operating Segments	$17,117	$15,848	8%

	EBITDA
	Full Year
	2005	2004	%*
Real Estate Services (A)	$1,148	$1,109	4%
Hospitality Services (B)	443	460	(4%)
Timeshare Resorts (C)	289	249	16%
Vehicle Rental (D)	441	467	(5%)

Total Travel Content	1,173	1,176	—
Travel Distribution Services (E)	444	459	(3%)

Total Travel	1,617	1,635	(1%)

Total Core Operating Segments	$2,765	$2,744	1%

Reconciliation of Organic EBITDA to Pretax Income
Pretax Income (F)	$1,346	$2,047
Add: Non-program related depreciation and amortization	547	483
Non-program related interest expense, net	189	245
Early extinguishment of debt	—	18
Amortization of pendings and listings	23	16

Total Company EBITDA	2,105	2,809
Less: Mortgage Services	(181)	97
Corporate and Other	(175)	(66)

EBITDA for Total Core Operating Segments	2,461	2,778
Adjustments to arrive at Organic EBITDA for Total Core Operating Segments	304	(34)

Organic EBITDA for Total Core Operating Segments (per above)	$2,765	$2,744

*	Amounts may not calculate due to rounding in millions.
(A)
Includes a reduction to revenue and EBITDA growth of $229 million and $14 million, respectively, primarily related to the acquisition of Sotheby’s International Realty in February 2004 and the acquisitions of significant real estate brokerage businesses during or subsequent to January 1, 2004.

(B)
Includes a reduction to revenue and EBITDA growth of $113 million and $6 million, respectively, primarily related to the acquisitions of Landal GreenParks in May 2004, Canvas Holidays Limited in October 2004, Ramada International, Inc. in December 2004 and Wyndham Worldwide in October 2005.

(C)	Includes an increase to revenue and EBITDA growth of $6 million and $5 million, respectively, related to the sale of Equivest Capital in March 2004.
(D)	Includes a reduction to revenue growth of $9 million and an increase in EBITDA growth of $2 million primarily related to the acquisition of a Budget franchisee in October 2005.
(E)
Includes a reduction to revenue growth of $602 million and an increase to EBITDA growth of $351 million. The reduction in revenue growth primarily relates to the acquisitions of Orbitz, Inc. in November 2004, ebookers plc in February 2005, Gullivers Travel Associates in April 2005 and Flairview Travel in April 2004, partially offset by the transfer of the Company’s membership travel business to the discontinued Marketing Services division. The increase in EBITDA growth reflects an adjustment for the $425 million non-cash impairment charge principally associated with our online travel consumer businesses, partially offset by a reduction of $74 million resulting primarily from the aforementioned transactions.

(F)	See Table 2 for a reconciliation of Pretax Income to Net Income.

Table 4
(page 1 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS (*)
(Revenue dollars in thousands)

	Fourth Quarter
	2005	2004	% Change
REAL ESTATE SERVICES SEGMENT

Real Estate Franchise
Closed Sides	420,621	443,430	(5%)
Average Price	$232,060	$207,350	12%
Royalty Revenue (A)	$118,934	$118,434	—
Total Revenue (A)	$142,867	$137,186	4%

Real Estate Brokerage
Closed Sides	105,854	111,349	(5%)
Average Price	$469,287	$426,142	10%
Net Revenue from Real Estate Transactions	$1,274,201	$1,232,582	3%
Total Revenue	$1,287,893	$1,242,873	4%

Relocation
Transaction Volume	19,354	18,456	5%
Total Revenue	$118,371	$120,493	(2%)

Settlement Services
Purchase Title and Closing Units	32,426	33,133	(2%)
Refinance Title and Closing Units	12,991	12,986	—
Total Revenue	$71,136	$71,761	(1%)

HOSPITALITY SERVICES SEGMENT

Lodging
RevPAR (B)	$29.72	$24.53	21%
Weighted Average Rooms Available (B)	535,058	502,954	6%
Royalty, Marketing and Reservation Revenue (C)	$99,804	$82,502	21%
Total Revenue (C)	$143,947	$101,869	41%

RCI
Average Number of Subscribers	3,270,763	3,116,362	5%
Subscriber Related Revenue	$146,626	$138,290	6%
Total Revenue	$155,387	$143,495	8%

Vacation Rental Group
Cottage Weeks Sold	208,944	223,273	(6%)
Total Revenue	$61,901	$77,453	(20%)

(*)
Certain of the 2004 amounts presented herein have been revised to conform to the presentation used in 2005, including the new segment reporting structure. All comparable quarterly amounts for 2003 and 2004 are available on the Cendant website, which may be accessed at www.cendant.com.

(A)	Excludes $87 million and $84 million of intercompany royalties paid primarily by our NRT real estate brokerage business during the fourth quarter 2005 and 2004, respectively.
(B)
We acquired the Wyndham hotel brand and franchise system on October 12, 2005 and the Ramada International Hotels and Resorts trademark on December 10, 2004. The 2004 drivers do not include RevPAR and Weighted Average Rooms Available of Wyndham or Ramada International for the periods prior to our acquisitions. On a comparable basis (excluding Wyndham and Ramada International from the comparable 2005 amounts), RevPAR would have increased 11% and Weighted Average Rooms Available would have decreased 2%.

(C)	The 2005 amounts include the revenues of businesses acquired during or subsequent to fourth quarter 2004 and are therefore not presented on a comparable basis.

Table 4
(page 2 of 2)

Cendant Corporation and Affiliates
SEGMENT REVENUE DRIVER ANALYSIS (*)
(Revenue dollars in thousands)

	Fourth Quarter
	2005	2004	% Change
TIMESHARE RESORTS SEGMENT

Tours	217,480	204,905	6%
Total Revenue	$446,130	$388,959	15%

VEHICLE RENTAL SEGMENT

Car
Rental Days (000’s)	24,460	20,899	17%
Time and Mileage Revenue per Day	$38.80	$38.96	—
Total Car Revenue (A)	$1,181,266	$1,004,800	18%

Truck
Total Truck Revenue (A)	$126,903	$126,061	1%

TRAVEL DISTRIBUTION SERVICES SEGMENT (B)

Transaction Volume, by Region (000’s) (C)
United States	25,508	24,093	6%
International	38,914	36,571	6%
Transaction Volume, by Channel (000’s)
Traditional Agency	54,467	52,458	4%
Online (C)	9,955	8,206	21%

Online Gross Bookings ($000’s) (D)	$1,868,720	$1,588,093	18%
Offline Gross Bookings ($000’s) (D)	$385,700	$177,864	117%

GDS and Supplier Services Revenue (E)	$353,633	$359,537	(2%)
Owned Travel Agency Revenue (F)	$217,498	$92,126	136%

(*)
Certain of the 2004 amounts presented herein have been revised to conform to the presentation used in 2005, including the new segment reporting structure. All comparable quarterly amounts for 2003 and 2004 are available on the Cendant website, which may be accessed at www.cendant.com.

(A)
For comparability purposes, 2004 revenue has been grossed-up by $70 million to reflect a change in accounting presentation adopted during fourth quarter 2005 to be consistent with industry competitors.

(B)
We acquired Gullivers Travel Associates on April 1, 2005, ebookers plc on February 28, 2005 and Orbitz, Inc. on November 12, 2004. Revenue generated by these businesses prior to acquisition are not reflected in the revenue data presented herein and, therefore, the revenue data are not comparable. However, certain of the driver data for fourth quarter 2004 have been adjusted to include driver data for these newly acquired businesses so as to present comparable driver data.

(C)	Includes supplier link and merchant hotel transactions not booked through the Galileo GDS system.
(D)
The online gross bookings and offline gross bookings data for fourth quarter 2004 have been adjusted to include aggregate bookings of approximately $685 million and $85 million, respectively, by ebookers and Orbitz so as to present comparable driver data. The online gross bookings and offline gross bookings data for Gullivers have been reflected in the fourth quarter 2005 driver data (approximately $60 million and $260 million, respectively), but not in the fourth quarter 2004 driver data due to the absence of available driver data prior to our acquisition of Gullivers.

(E)	Includes Galileo revenue of $346.2 million and $350.7 million for fourth quarter 2005 and 2004, respectively.
(F)	Primarily comprised of Orbitz, Cheaptickets, ebookers, Flairview and Gullivers.

Table 5

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED BALANCE SHEETS
(In billions)

	As of	As of
	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$0.8	$0.5
Assets of discontinued operations	—	6.6
Other current assets	2.6	2.6

Total current assets	3.4	9.7

Property and equipment, net	1.8	1.7
Goodwill	12.0	11.1
Other non-current assets	4.5	5.4

Total assets exclusive of assets under programs	21.7	27.9

Assets under management programs	12.4	14.7

Total assets	$34.1	$42.6

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$1.0	$0.7
Liabilities of discontinued operations	—	5.3
Other current liabilities	4.7	4.2

Total current liabilities	5.7	10.2

Long-term debt	2.9	3.6
Other non-current liabilities	1.6	1.6

Total liabilities exclusive of liabilities under programs	10.2	15.4

Liabilities under management programs (*)	12.6	14.5

Total stockholders’ equity	11.3	12.7

Total liabilities and stockholders’ equity	$34.1	$42.6

(*)	Liabilities under management programs includes deferred income tax liabilities of $1.7 billion and $2.2 billion as of December 31, 2005 and December 31, 2004, respectively.

Table 6

Cendant Corporation and Subsidiaries
SCHEDULE OF CORPORATE DEBT (*)
(In millions)

		December 31,	September 30,	June 30,	March 31,	December 31,
Maturity Date		2005	2005	2005	2005	2004

	Net Debt
August 2006	6 7/8% notes	$850	$850	$850	$850	$850
August 2006	4.89% notes	100	100	100	100	100
January 2008	6 1/4% notes	798	798	798	798	797
March 2010	6 1/4% notes	349	349	349	349	349
January 2013	7 3/8% notes	1,192	1,191	1,191	1,191	1,191
March 2015	7 1/8% notes	250	250	250	250	250
November 2009	Revolver borrowings (A)	357	381	284	1,310	650
	Commercial paper borrowings	—	800	975	—	—
	Net hedging gains (losses) (B)	(47)	(25)	29	(29)	17
	Other	87	120	96	89	126

	Total Debt	3,936	4,814	4,922	4,908	4,330
	Less: Cash and cash equivalents	835	356	623	1,341	467

	Net Debt	$3,101	$4,458	$4,299	$3,567	$3,863

	Net Capitalization
	Total Stockholders’ Equity	$11,291	$11,215	$11,234	$11,195	$12,695
	Total Debt (per above)	3,936	4,814	4,922	4,908	4,330

	Total Capitalization	15,227	16,029	16,156	16,103	17,025
	Less: Cash and cash equivalents	835	356	623	1,341	467

	Net Capitalization	$14,392	$15,673	$15,533	$14,762	$16,558

	Net Debt to Net Capitalization Ratio (C)	21.5%	28.4%	27.7%	24.2%	23.3%

	Total Debt to Total Capitalization Ratio	25.8%	30.0%	30.5%	30.5%	25.4%

(*)	Amounts presented herein exclude assets and liabilities under management programs.
(A)	Approximately $350 million of the outstanding borrowings at December 31, 2005 represent borrowings to repatriate foreign earnings under the American Jobs Creation Act of 2004.
(B)
As of December 31, 2005, this balance represents $153 million of mark-to-market adjustments on current interest rate hedges, partially offset by $106 million of net gains resulting from the termination of interest rate hedges, which will be amortized by the Company to reduce future interest expense.

(C)	See Table 9 for a description of this ratio.

Table 7

Cendant Corporation and Subsidiaries
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating Activities
Net cash provided by operating activities exclusive of management programs	$561	$449	$2,445	$2,234
Net cash provided by operating activities of management programs	212	393	869	1,379

Net Cash Provided by Operating Activities	773	842	3,314	3,613

Investing Activities
Property and equipment additions	(237)	(148)	(540)	(428)
Net assets acquired, net of cash acquired, and acquisition-related payments	(300)	(1,308)	(2,094)	(1,710)
Proceeds received on asset sales	11	7	54	36
Proceeds from disposition of businesses, net of transaction-related payments	1,667	11	2,636	832
Other, net	(30)	93	71	211

Net cash provided by (used in) investing activities exclusive of management programs	1,111	(1,345)	127	(1,059)

Management programs:
Net change in program cash	(7)	(262)	(72)	(254)
Net change in investment in vehicles	(76)	(90)	(2,396)	(1,491)
Net change in relocation receivables	15	46	(142)	(16)
Net change in mortgage servicing rights, related derivatives and mortgage-backed securities	—	(87)	21	(356)
Other, net	—	(5)	(21)	49

	(68)	(398)	(2,610)	(2,068)

Net Cash provided by (used in) Investing Activities	1,043	(1,743)	(2,483)	(3,127)

Financing Activities
Proceeds from borrowings	306	26	471	51
Principal payments on borrowings	(75)	(810)	(231)	(2,146)
Net change in short-term borrowings	(1,100)	650	(639)	650
Issuances of common stock	61	83	289	1,430
Repurchases of common stock	(331)	(170)	(1,349)	(1,323)
Payments of dividends	(114)	(96)	(423)	(333)
Cash reduction due to spin-off of PHH	—	—	(259)	—
Other, net	1	(6)	9	(29)

Net cash used in financing activities exclusive of management programs	(1,252)	(323)	(2,132)	(1,700)

Management programs:
Proceeds from borrowings	3,386	3,305	13,013	12,506
Principal payments on borrowings	(3,376)	(3,329)	(11,302)	(12,127)
Net change in short-term borrowings	(47)	(6)	51	44
Other, net	(1)	(1)	(23)	(20)

	(38)	(31)	1,739	403

Net Cash Used in Financing Activities	(1,290)	(354)	(393)	(1,297)

Effect of changes in exchange rates on cash and cash equivalents	(7)	9	(51)	13
Cash provided by (used in) discontinued operations	(40)	158	(19)	519

Net increase (decrease) in cash and cash equivalents	479	(1,088)	368	(279)
Cash and cash equivalents, beginning of period	356	1,555	467	746

Cash and cash equivalents, end of period	$835	$467	$835	$467

Table 8

Cendant Corporation and Subsidiaries
CONSOLIDATED SCHEDULES OF FREE CASH FLOWS (*)
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Pretax income (loss)	$(119)	$382	$1,346	$2,047
Addback of non-cash depreciation and amortization:
Non-program related	136	141	547	483
Pendings and listings	11	3	23	16
Addback of non-cash impairment of intangible assets	425	—	425	—
Addback of non-cash valuation charge associated with PHH spin-off	—	—	180	—
Tax payments, net of refunds	(102)	(48)	(250)	(164)
Working capital and other	225	(36)	297	(55)
Capital expenditures	(237)	(148)	(540)	(428)
Management programs (A)	106	(36)	(2)	(286)

Free Cash Flow	445	258	2,026	1,613

Current period acquisitions, net of cash acquired	(277)	(1,264)	(1,947)	(1,592)
Payments related to prior period acquisitions	(23)	(44)	(147)	(118)
Proceeds from disposition of businesses, net	1,667	11	2,636	832
Issuance of common stock in connection with the Upper DECS	—	—	—	863
Net repurchases of common stock	(270)	(87)	(1,060)	(756)
Payment of dividends	(114)	(96)	(423)	(333)
Investments and other (B)	(80)	268	(59)	657
Cash reduction due to spin-off of PHH	—	—	(259)	—
Net debt repayments	(869)	(134)	(399)	(1,445)

Net increase (decrease) in cash and cash equivalents (per Table 7)	$479	$(1,088)	$368	$(279)

(*)	See Table 9 for a description of Free Cash Flow.
(A)
Cash flows related to management programs may fluctuate significantly from period to period due to the timing of the underlying transactions. For the three months ended December 31, 2005 and 2004, the net cash flows from the activities of management programs are reflected on Table 7 as follows: (i) net cash provided by operating activities of $212 million and $393 million, respectively, (ii) net cash used in investing activities of $68 million and $398 million, respectively, and (iii) net cash used in financing activities of $38 million and $31 million, respectively. For the twelve months ended December 31, 2005 and 2004, the net cash flows from the activities of management programs are reflected on Table 7 as follows: (i) net cash provided by operating activities of $869 million and $1,379 million, respectively, (ii) net cash used in investing activities of $2,610 million and $2,068 million, respectively, and (iii) net cash provided by financing activities of $1,739 million and $403 million, respectively.

(B)	Represents net cash provided by discontinued operations, the effects of exchange rates on cash and cash equivalents, other investing and financing activities and the change in restricted cash.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Free Cash Flow (per above)	$445	$258	$2,026	$1,613
Cash (inflows) outflows included in Free Cash Flow but not reflected in Net Cash Provided by Operating Activities:
Investing activities of management programs	68	398	2,610	2,068
Financing activities of management programs	38	31	(1,739)	(403)
Capital expenditures	237	148	540	428
Proceeds received on asset sales	(11)	(7)	(54)	(36)
Change in restricted cash	(4)	14	(69)	(57)

Net Cash Provided by Operating Activities (per Table 7)	$773	$842	$3,314	$3,613

Table 9
(page 1 of 2)

Cendant Corporation and Subsidiaries
Definitions of Non-GAAP Measures

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. As required by SEC rules, we have provided below the reasons we present these non-GAAP financial measures and a description of what they represent.

EBITDA	Represents income from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation, and it is a factor in measuring performance in our incentive compensation plans. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly titled measures used by other companies.

Net Debt to Net Capitalization Ratio	Represents (i) net corporate debt (which reflects total corporate debt adjusted to assume the application of available cash to reduce outstanding indebtedness) divided by (ii) net capitalization (which reflects total capitalization also adjusted for the application of available cash). We believe that this ratio is useful in measuring the Company’s leverage and indicating the strength of its financial condition. We also believe that adjusting corporate debt to assume the application of available cash to reduce outstanding indebtedeness eliminates the effect of timing differences relating to the use of debt proceeds. A reconciliation of the “Net Debt to Net Capitalization Ratio” to the appropriate measure recognized under GAAP (Total Debt to Total Capitalization Ratio) is presented in Table 6, which accompanies this press release.

Free Cash Flow	Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures, (ii) the investing and financing activities of our management programs, and (iii) asset sales. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 8, which accompanies this press release.

Organic Growth	Represents the results of our reportable operating segments excluding the impact of acquisitions and dispositions. We believe that Organic Growth is useful to management and the Company’s investors in evaluating the operating performance of its reportable segments on a comparable basis. The reconciliations of Organic revenue and EBITDA growth to the comparable measures recognized under GAAP are presented in Table 3, which accompanies this press release.

Table 9
(page 2 of 2)

Cendant Corporation and Subsidiaries
Definitions of Non-GAAP Measures

2005 EPS from Continuing Operations as Adjusted for Specified Items	Represents our EPS from Continuing Operations adjusted to give effect to items that were not included in the latest guidance we issued on December 13, 2005. We believe that by providing the calculation of EPS from Continuing Operations both including and excluding these items, we are providing greater transparency into the results of operations of our core operating segments. EPS from Continuing Operations As Adjusted for Specified Items should not be considered in isolation or as a substitute for EPS from Continuing Operations prepared in accordance with generally accepted accounting principles. A reconciliation of EPS from Continuing Operations As Adjusted for Specified Items to the most comparable measure (EPS from Continuing Operations) recognized under generally accepted accounting principles is presented within the body of the accompanying press release.

First Quarter 2006 EBITDA before Separation Costs	Represents our estimates of first quarter 2006 EBITDA excluding costs that will be incurred in connection with our plan to separate Cendant into four independent publicly-traded companies. Management believes the most directly comparable GAAP measure for EBITDA before Separation Costs would be Net Income. We exclude separation costs due to the difficulty in forecasting and quantifying an estimated amount for such costs as a result of the uncertainity related to the timing and impact of the planned separation. Therefore, we are not providing an estimate for Net Income.

First Quarter 2006 EPS from Continuing Operations before Separation Costs	Represents our estimate of first quarter 2006 EPS from Continuing Operations excluding costs that will be incurred in connection with our plan to separate Cendant into four independent publicly-traded companies. Management believes the most directly comparable GAAP measure for EPS from Continuing Operations before Separation Costs would be EPS from Continuing Operations. We exclude separation costs due to the difficulty in forecasting and quantifying an estimated amount for such costs as a result of the uncertainity related to the timing and impact of the planned separation. Therefore, we are not providing an estimate for EPS from Continuing Operations.

2006 EBITDA Growth	Represents our estimate of 2006 EBITDA growth over 2005 (full year) excluding costs that will be incurred in connection with our plan to separate Cendant into four independent publicly-traded companies, as well as the $425 million impairment charge recorded during fourth quarter 2005 by our Travel Distribution Services segment. We exclude separation costs due to the difficulty in forecasting and quantifying an estimated amount for such costs as a result of the uncertainity related to the timing and impact of the planned separation. We exclude the $425 million impairment charge because we believe we are enhancing an investor’s ability to analyze our financial results on a comparable basis, thereby providing greater transparency into the results of operations of our core operating segments. Management believes the most directly comparable GAAP measure for EBITDA would be Net Income. However, due to the difficulty in forecasting and quantifying an estimated amount for separation costs as a result of the uncertainity related to the timing and impact of the planned separation, we are not providing an estimate for Net Income.